Exhibit 5.2

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM TEL +32 2 533 5911 FAX +32 2 533 5959 www.cliffordchance.com

Your reference: Our reference: 70-40524674 Direct Dial: +32 2 533 5987
To: Anheuser-Busch InBev Finance Inc. 1209 Orange Street Wilmington Delaware 19801 United States of America	lounia.czupper @cliffordchance.com 21 December 2012

Dear Sirs

Registration of debt securities in an undetermined principal amount under a Registration Statement on Form F-3 dated 21 December 2012 - Anheuser-Busch InBev SA/NV and Cobrew NV

We have acted as your Belgian legal advisers in connection with the registration of debt securities in an undetermined principal amount by Anheuser-Busch InBev Finance Inc. (the “Issuer”) under a Registration Statement (the “Registration Statement”) on Form F-3 dated 21 December 2012 filed with the U.S. Securities and Exchange Commission on 21 December 2012 in accordance with the US Securities Act of 1933 (the “Securities Act”) (the “Transaction”).

1.	INTRODUCTION

1.1	Documents

The opinions given in this Opinion Letter relate to the following documents entered into in connection with the Transaction (the “Opinion Documents”):

1.1.1	the Registration Statement; and

1.1.2	a base indenture made between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and

The Bank of New York Mellon Trust Company, N.A. as trustee (the “Base Indenture”).

CLIFFORD CHANCE LLP

1.2	Defined terms

In this Opinion Letter:

1.2.1	“Belgian Company” means each of the companies specified in Schedule 1 (Belgian Companies);

1.2.2	“Securities” means any Securities as defined in the Base Indenture, issued after the execution of the Base Indenture in accordance with, and in the form set out in, the Base Indenture;

1.2.3	“Guarantee” means any guarantee in respect of Securities entered into after the execution of the Base Indenture and substantially in the form as set out therein;

1.2.4	“Issue Documents” means the Base Indenture, any Guarantee or any Securities;

1.2.5	terms defined or given a particular construction in the Opinion Documents have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.6	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.3	Legal review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 2 (Documents and Enquiries) to this Opinion Letter.

1.4	Applicable law

This Opinion Letter and the opinions given in it are governed by Belgian law and relate only to Belgian law as applied by the Belgian courts as at today’s date. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

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1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Opinion Documents and the assumptions set out in Schedule 3 (Assumptions) and are subject to the reservations set out in Schedule 4 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

2.1.1	Each Belgian Company is a naamloze vennootschap / société anonyme, duly incorporated and validly existing under Belgian law and has the capacity and power to enter into the Registration Statement (and, should any such documents be entered into on or prior to the date of this letter, any Issue Documents) and to perform its obligations thereunder. Any grounds of nullity or liquidation of any Belgian Company that might exist would operate without retrospective effect.

2.1.2	All corporate action required to authorise the execution by each Belgian Company of the Registration Statement and the Base Indenture, and the performance by it of its obligations thereunder has been duly taken.

2.2	Due execution

The Registration Statement has been duly executed on behalf of Anheuser-Busch InBev SA/NV by Ann Randon and Liesbeth Hellemans and on behalf of Cobrew NV by Liesbeth Hellemans, in each case to the extent that Belgian law is applicable.

2.3	Legal, valid, binding and enforceable obligations

In any proceedings taken in Belgium for the enforcement of the Base Indenture or any Guarantee, the obligations expressed to be assumed by any Belgian Company under the Base Indenture or any Guarantee to which such Belgian Company is a party would (when such document has been duly executed by such Belgian Company) be recognised as the legal, valid and binding obligations of such Belgian Company and would be enforceable in the courts of Belgium.

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2.4	Immunity

In any proceedings taken in Belgium in relation to the Registration Statement (and, should any such documents be entered into on or prior to the date of this letter, any Issue Documents), no Belgian Company will be entitled to claim immunity from suit or enforcement.

3.	LIMITS OF OPINION

We express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the Opinion Documents or the Transaction.

4.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to the Issuer. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)	any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings; and

(b)	the officers, employees, auditors and professional advisers of any addressee;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made, and (iii) such person agrees not to further disclose this Opinion Letter or its contents to any other person, other than as permitted above, without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Clifford Chance LLP

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SCHEDULE 1

BELGIAN COMPANIES

ANHEUSER-BUSCH INBEV SA/NV, with its registered office at Grote Markt 1, 1000 Brussels, enterprise number 417,497,106, RPM/RPR Brussels.

COBREW NV, with its registered office at Brouwerijplein 1, 3000 Leuven, enterprise number 428,975,372, RPM/RPR Leuven.

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SCHEDULE 2

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

(a)	The Opinion Documents in the forms set out below:

(i)	a copy of the executed Registration Statement; and

(ii)	the Base Indenture in the form as attached to the Registration Statement;

(b)	a copy of the coordinated statutes of each Belgian Company:

(i)	as at 11 June 2012 in respect of Anheuser-Busch InBev SA/NV; and

(ii)	as at 16 December 2011 in respect of Cobrew NV;

(c)	an extract from the minutes of a meeting of the board of directors of the Anheuser-Busch InBev SA/NV held on 10 December 2012;

(d)	a copy of the minutes of a meeting of the board of directors of Cobrew NV held on 17 December 2012; and

(e)	a non-bankruptcy certificate dated 21 December 2012 in relation to Cobrew NV and dated 21 December 2012 in relation to Anheuser-Busch InBev SA/NV.

2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries in Belgium for the purposes of this Opinion Letter.

(a)	An online search of the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad was conducted in respect of each Belgian Company on 21 December 2012. The website was current up to 21 December 2012.

(b)	An online search of the Moniteur belge / Belgisch Staatsblad was conducted in respect of each Belgian Company on 21 December 2012. The website was current up to issue No. 407 dated 21 December 2012.

CLIFFORD CHANCE LLP

SCHEDULE 3

ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The Base Indenture will be duly executed by all parties to it in the form as attached to the Registration Statement.

2.	OBLIGATIONS OF THE PARTIES OTHER THAN THE BELGIAN COMPANIES

(a)	Each party to the Opinion Documents other than any Belgian Company (the “Other Parties”) has and will have the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents to which it is a party.

(b)	Each Other Party has and will have duly authorised and executed the Opinion Documents to which it is a party.

3.	DOCUMENTS NOT GOVERNED BY BELGIAN LAW

The obligations expressed to be assumed by the parties to the Opinion Documents, any Guarantees or any Securities constitute or will constitute, as the case may be, their legal, valid, binding and enforceable obligations under New York law.

4.	CORPORATE AUTHORITY OF THE BELGIAN COMPANY

(a)	The resolutions of the board of directors of each Belgian Company set out in the minutes or the extract from the minutes referred to in Schedule 2 (Documents and Enquiries) were duly passed at a properly convened meeting of duly appointed directors of the Belgian Company, have not been amended or rescinded and are in full force and effect; the directors who attended and voted at the said meeting have complied with all applicable provisions of article 523 of the Company Code dealing with conflicts of interests of directors.

(b)	No Belgian Company has not resolved to enter into liquidation, filed an application for bankruptcy, filed an application for or been subject to

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proceedings for judicial reorganisation, or been adjudicated bankrupt or annulled as a legal entity (our searches and the bankruptcy certificates referred to in Schedule 2 (Documents and Enquiries) did not reveal anything to the contrary).

(c)	The principal establishment of each Belgian Company is, and at all relevant times has been and will remain, located in Belgium.

(d)	The board of directors of each Belgian Company has satisfied itself that the entry by such Belgian Company into the Opinion Documents to which it is a party would be of benefit to it and that the burdens resulting therefrom would not be disproportionate to those benefits, and the conclusions of the board in this respect are not unreasonable.

(e)	The entry by the Belgian Company into any of the Opinion Documents to which it is a party is not an abnormal transaction entered into by it in the knowledge that so doing would prejudice its creditors.

(f)	No moneys borrowed or raised under the Opinion Documents have been or will be used to finance or refinance an acquisition of or subscription to shares in any Belgian Company.

5.	SEARCHES AND ENQUIRIES

There have been no amendments to the statutes of any Belgian Company since the coordinated statutes referred to in Schedule 2 (Documents and Enquiries) (our searches referred to in that Schedule did not reveal anything to the contrary).

6.	OTHER DOCUMENTS

(a)	Save for those listed in Schedule 2 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to any of the Opinion Documents which modifies or supersedes any of the Opinion Documents.

(b)	Any Debt Securities or Guarantees will, prior to the issuance or execution thereof, be validly approved by or behalf of each Belgian Company, and will be executed by persons authorised by each relevant Belgian Company.

(c)	Any Guarantees will be entered into in accordance with the Base Indenture and the Registration Statement and will, when duly executed, not conflict with any present law or regulation having the force of law in Belgium and applicable to a Belgian Company or any term of the coordinated statutes of a Belgian Company.

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(d)	Any Debt Securities will be duly issued (and there terms established) in accordance with the Base Indenture and be issued and sold as contemplated in the Registration Statement, and will, when duly executed and authenticated in accordance with the Indenture, not conflict with any than present law or regulation having the force of law in Belgium and applicable to a Belgian Company or any term of the coordinated statutes of a Belgian Company.

7.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Opinion Documents under the laws of any jurisdiction other than Belgium have been duly fulfilled, performed and effected.

CLIFFORD CHANCE LLP

SCHEDULE 4

RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The enforceability of the Opinion Documents is subject to the provisions of any applicable bankruptcy, insolvency, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally including statutes of limitation; in particular it is to be noted that:

(a)	any provision in the Opinion Documents providing for an event of default, an acceleration or another early termination of the Opinion Documents by reason of a party being subject to proceedings for a judicial reorganisation may not be enforceable;

(b)	it is uncertain whether creditors who do not yet hold an enforceable judgment or deed are entitled to share in the proceeds of real estate in the case of a court supervised disposal made in the context of a judicial reorganisation;

(c)	if any Belgian Company is declared bankrupt and if the date of its relevant Guarantee is within the pre-bankruptcy suspect period (the so-called “suspect period” may have a duration of up to six months before the declaration of bankruptcy, or more if the bankrupt entity was already in liquidation, whether formally or as a matter of fact, or in judicial reorganisation before its bankruptcy), then there is a risk that its obligations as a Guarantor may be set aside on the grounds that they were assumed without adequate consideration;

(d)	restrictions on the enforcement of its rights against other Guarantors and the Issuer imposed that may be imposed on any Belgian Company pursuant to the Guarantees may cease to be effective upon the bankruptcy of such Belgian Company;

(e)	any power of attorney or other mandate would lapse on the bankruptcy of the party that granted it, and may lapse on an application for judicial reorganisation;

(f)	penalties and liquidated damages may not be enforceable in a judicial reorganisation;

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(g)	termination clauses may be subject to a mandatory 15 day grace period in a judicial reorganisation; and

(h)	a party subject to judicial reorganisation may in certain circumstances opt not to perform current contracts, without prejudice however to damages resulting from that non performance.

2.	ENFORCEABILITY OF CLAIMS

(a)	Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(b)	We offer no opinion as to the enforceability of any clause in the Base Indenture, any Guarantee or any Securities that may cause a liability to arise, or a debt becoming due, upon the occurrence of a change of control, to the extent that such provision relates to a change of control over any Belgian Company, until such time as that provision will have been approved by a general meeting (or a unanimous written resolution) of the shareholders of the relevant Belgian Company and a copy of the approval resolutions will have been duly filed with the clerk of the commercial court of Brussels, in respect of Anheuser-Busch InBev SA/NV, or Leuven, in respect of Cobrew NV, in each case in accordance with Article 556 of the Company Code.

3.	INDEMNITIES

(a)	Provisions for the recovery of legal fees incurred by a party may not be enforceable beyond a maximum amount set by royal decree.

(b)	Indemnification provisions in respect of fines or other criminal or administrative penalties may not be enforceable.

4.	MISCELLANEOUS MATTERS

(a)	The opinions expressed in this Opinion Letter are subject to the effects of any United Nations, European Union or Belgian sanctions or other similar measures implemented or effective in Belgium with respect to any party to the Opinion Documents which is, or is controlled by or otherwise connected with, a person resident in, incorporated in or constituted under the laws of, or carrying on business in, a country to which any such sanctions or other similar measures apply, or is otherwise the target of any such sanctions or other similar measures.

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(b)	The provisions of the Guarantees whereby a Belgian Obligor agrees to subordinate certain intra-group claims, and in certain circumstances to refrain from exercising subrogation rights, taking enforcement steps or demanding payment in respect of these intra-group claims will be recognised as constituting legal, valid and binding obligations as between the parties. There are doubts, however, as to whether these provisions will be effective against a liquidator in the insolvency of such Belgian Obligor or against other third-party creditors of such Belgian Obligor.

(c)	Enforcement action by a party established in Belgium may not be admissible before the courts if that party is not properly registered with the trade registry (Banque-Carrefour des entreprises / Kruispuntbank van Ondernemingen).

(d)	Article 524 of the Company Code provides that certain transactions entered into by listed companies or subsidiaries of listed companies must be approved by way of a special approval process at the level of the listed company; according to a literal interpretation of said article 524, Anheuser-Busch InBev SA/NV would need to follow this special approval process as a result of the entry to the Opinion Documents by certain of its Subsidiaries; we believe such literal interpretation to be incorrect and consequently that Anheuser-Busch InBev SA/NV has (subject to the assumptions and qualifications set out in this Opinion Letter) duly approved the Opinion Documents to which it is a party.